Exhibit 5.1

June 28, 2013

Clean Diesel Technologies, Inc.

4567 Telephone Road, Suite 100

Ventura, CA 93003

RE: FINAL PROSPECTUS FILED PURSUANT TO RULE 424(b)

Ladies and Gentlemen:

We have acted as counsel for Clean Diesel Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of (i) 1,840,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), (ii) warrants to purchase 920,000 shares of Common Stock (“Warrants”), and (iii) the shares of Common Stock initially issuable upon exercise of the Warrants (the “Warrant Shares”), in each case pursuant to the registration statement on Form S-3 (Registration No. 333-181443) as filed with the Securities and Exchange Commission (the “Commission”) under the Act on May 15, 2012 and as declared effective by the SEC on May 21, 2012 (the “Registration Statement”) and the related prospectus supplement dated June 28, 2013 in the form to be filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement”).

The Common Stock and the Warrants are to be sold pursuant to an Underwriting Agreement, dated as of June 28, 2013 (the “Underwriting Agreement”), by and among the Company and Roth Capital Partners, LLC, which has been filed as an exhibit to the Company’s Current Report on Form 8-K filed on June 28, 2013. The Warrant Shares are to be sold from time to time upon exercise of the Warrants, the form of which the Company has informed us will be filed with the Commission.

In connection with this opinion, we have examined and relied upon the Registration Statement and related base prospectus included therein, the Prospectus Supplement filed with the Commission pursuant to Rule 424(b) under the Act, the Company’s Restated Certificate of Incorporation, as amended to date, the Company’s Bylaws, as currently in effect, the Underwriting Agreement, the form of Warrant, resolutions of the Board of Directors of the Company dated June 24, 2013, and such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original

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documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1. With respect to shares of Common Stock, when sold and issued in accordance with the Underwriting Agreement, the Registration Statement and the Prospectus Supplement, such shares of Common Stock will be validly issued, fully paid and nonassessable.

2. With respect to the Warrants, when the Warrants have been duly executed and delivered against payment therefor in accordance with the Underwriting Agreement, the Registration Statement and the Prospectus Supplement, such Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. With respect to the Warrant Shares, when the Warrant Shares have been duly issued and delivered against payment therefor, in accordance with the provisions of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

Our opinion that any document is legal, valid and binding is qualified as to:

(a) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

(b) rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

(c) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

Members of our firm are admitted to the bar in the State of California, and we do not express any opinion as to the laws of any jurisdiction, other than the federal laws of the United States of America, laws of the State of California, and the General Corporation Law of the State of Delaware (the “DGCL”). We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statues of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions.

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We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and the related Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely,

/s/ REICKER PFAU PYLE & MCROY LLP

REICKER PFAU PYLE & MCROY LLP